Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

LONESTAR RESOURCES US INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law

of the State of Delaware

Lonestar Resources US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof,

DOES HEREBY CERTIFY:

First: The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

Second: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, adopted the following resolution on June 14, 2017, providing for the issuance of a series of 2,750,000 shares of Preferred Stock of the Company designated as “Series B Convertible Preferred Stock.”

Resolved, that pursuant to the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of preferred stock designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”). The number of shares constituting such series shall be 2,750,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series B Preferred Stock then outstanding.

Section 2. Ranking.

(a)    Subject to the terms of this Certificate of Designations, the Series A-1 Certificate of Designations and the Series A-2 Certificate of Designations, the Series B Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) junior to the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and each other class or series of capital stock of the Company, the terms of which expressly provide that such class or series will rank senior to the Class A Common Stock, Class B Common Stock and Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) on a parity with the Class A Common Stock and Class B Common Stock and with each other existing and future class or series of capital stock of the Company the terms of which do not expressly provide that it ranks senior to the Class A Common Stock, Class B Common Stock and Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

(b)    The Series A-1 Preferred Stock, the Series A-2 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the Class A Common Stock, Class B Common Stock and Series B Preferred Stock are herein referred to as “Senior Securities.” The Class A Common Stock, the Class B Common Stock and each other class or series of capital stock of the Company that ranks on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Parity Securities.”

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Fort Worth, Texas are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including this Series B Certificate of Designations, the Series A-1 Certificate of Designations and the Series A-2 Certificate of Designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Class A Common Stock” means the Company’s Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Non-Voting Common Stock, par value $0.001 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 5:00 pm, Fort Worth, Texas time, on the date in question.

“Closing Price” of the Class A Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) on such date of the shares of the Class A Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Global Select Market. If the Class A Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Class A Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Class A Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Class A Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Class A Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Class A Common Stock (or other relevant capital stock or equity interest) on that date as determined in good faith by the Board of Directors.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means Lonestar Resources US Inc., a Delaware corporation, and any successor thereto.

“Conversion Date” has the meaning set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 15(a).

“Holder” or “Investor” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issue Date” means the date upon which the shares of Series B Preferred Stock are first issued.

“Parity Securities” has the meaning set forth in Section 2(b).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” has the meaning set forth in the recitals.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Reorganization Event” has the meaning set forth in Section 15(a).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.5 of the Securities Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and between the Company and Chambers Energy Capital III, LP, as Initial Investor.

“Senior Securities” has the meaning set forth in Section 2(b).

“Series A Preferred Stock” means the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.

“Series A-1 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-1 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Series A-1 Preferred Stock” means a series of Preferred Stock designated as the “Convertible Participating Preferred Stock, Series A-1,” having the terms set forth in the Series A-1 Certificate of Designations.

“Series A-2 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-2 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series A-2 Preferred Stock” means a series of Preferred Stock designated as the “Convertible Participating Preferred Stock, Series A-2,” having the terms set forth in the Series A-2 Certificate of Designations.

“Series B Certificate of Designations” means this Series B Certificate of Designations of Lonestar Resources US Inc., dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Stockholder Meeting” has the meaning set forth in Section 3.5 of the Securities Purchase Agreement; provided, however, that if the Stockholder Meeting has not occurred prior to the next regularly scheduled annual meeting of the Company’s stockholders, such annual meeting shall be deemed the Stockholders Meeting.

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.

“Trading Day” means a Business Day on which the shares of Class A Common Stock:

(i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the Close of Business; and

(ii)    have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Class A Common Stock.

“Unpaid Dividends” means, as of the Conversion Date, any dividends or distributions declared on the Common Stock the Record Date for which is prior to the Close of Business on the Conversion Date and which have not been paid prior to the Conversion Date on both the Common Stock and the Series B Preferred Stock in accordance with Section 4.

Section 4. Dividends. For so long as any shares of Series B Preferred Stock are outstanding, no cash dividend may be declared or paid on the Common Stock, and no other distributions may be made to holders of Common Stock unless a cash dividend or such distribution, if applicable, is also declared and paid on the Series B Preferred Stock to Holders for such dividend in the same form and in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock into which such share of Series B Preferred Stock is then convertible on the Record Date for such dividend or distribution. For purposes of this Section 4, “distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company. Holders shall not be entitled to any other dividends or distributions, except as set forth in this Section 4.

Section 5. Liquidation.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and any other Senior Securities then outstanding ranking senior to the Series B Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other junior securities, a liquidating distribution in an amount equal to $0.01 per share, and thereafter a liquidating distribution in the same form and in the amount per share of Series B Preferred Stock equal to the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock into which such shares of Series B Preferred Stock are convertible immediately before such liquidation, dissolution or winding-up of the Company. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 15.

Section 6. Intentionally Omitted.

Section 7. Conversion. As promptly as practicable following the consummation of the Stockholder Meeting, but in any event no later than two Business Days following the holding of the Stockholder Meeting (the “Conversion Date”), and for the avoidance of doubt, regardless of whether or not the Requisite Stockholder Approval has been obtained, each share of Series B Preferred Stock shall automatically convert into (i) one duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock, as may be adjusted pursuant to Section 9, plus (ii) cash in lieu of fractional shares, as set forth in Section 11(b) plus (iii) any Unpaid Dividends.

Section 8. Conversion Procedures.

(a)    On the Conversion Date, with respect to each share of Series B Preferred Stock, uncertificated book-entry shares representing the number of shares of Class A Common Stock into which such share of Series B Preferred Stock is converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company), to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 16(b).

(b)    From and after the Conversion Date, shares of Series B Preferred Stock will cease to be entitled pursuant to Section 4 hereof to any dividends that may thereafter be declared on Common Stock or that were previously declared on Common Stock but the Record Date for which is on or after the Close of Business on the Conversion Date; such shares of Series B Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Class A Common Stock (and cash in lieu of fractional shares) upon conversion thereof and any Unpaid Dividends) of the Holder of such shares of Series B Preferred Stock shall cease and terminate with respect to such shares. Prior to the Conversion Date, except as otherwise provided herein, Holders shall have no rights as owners of the Class A Common Stock (including voting powers, and (except as specified in Section 4) rights to receive any dividends or other distributions on the Class A Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

(c)    Shares of Series B Preferred Stock duly converted in accordance with this Series B Certificate of Designations, or otherwise reacquired by the Company, will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance as Preferred Stock, but shall not be reissued as shares of Series B Preferred Stock. The Company may from time to time take such appropriate actions as may be necessary to reduce the authorized numbers of shares of Series B Preferred Stock but not below the aggregate number of shares of Series B Preferred Stock then outstanding.

(d)    The Person or Persons entitled to receive the Class A Common Stock and/or cash issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock and/or securities as of the Close of Business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock and/or cash to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Section 9. Anti-Dilution Adjustments.

(a)    If the Company, at any time or from time to time while any of the Series B Preferred Stock is outstanding, shall (i) subdivide the then outstanding shares of Common Stock into a greater number of shares of Class A Common Stock, or (ii) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock (other than a dividend, distribution, subdivision or combination in connection with a transaction to which Section 5 applies), then the number of shares of Class A Common Stock the Holders would be entitled to receive under Section 7 shall be adjusted so that the Holder of each share of the Series B Preferred Stock thereafter converted pursuant to Section 7 shall be entitled to receive the number and kind of shares of Common Stock that such Holder would have owned or been entitled to receive immediately following such action contemplated by subclauses (i) or (ii) had such shares of Series B Preferred Stock been converted immediately prior to such actions.

(b)    The Company shall not, and shall not permit any Subsidiary (as defined in the Securities Purchase Agreement) of the Company to effect any Tender Offer prior to the Conversion Date.

(c)    Whenever the number of shares of Class A Common Stock into which a share of Series B Preferred Stock is convertible is to be adjusted in accordance with Section 9(a), the Company shall (i) compute such number of shares in accordance with Section 9(a) in good faith; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to such number of shares pursuant to Section 9(a) (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of such revised number of shares in accordance with Section 9(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to such number of shares was determined and setting forth such revised number of shares.

(d)    Rights Plans. If the Company has a rights plan in effect with respect to the Common Stock on the Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders of such shares will receive, in addition to the shares of Class A Common Stock, the rights under the rights plan relating to such Common Stock, unless, prior to the Conversion Date the rights have (i) become exercisable or (ii) separated from the shares of Common Stock.

Section 10. Voting Powers.

(a)    Subject to Sections 10(b) and 10(c) hereof, the Holders shall have no voting rights, except as otherwise expressly required by law.

(b)    To the extent expressly required by law, each Holder will have one vote per share on any matter on which Holders of Series B Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)    So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, modification or alteration of, or supplement to (by merger, operation of law or otherwise) the Certificate of Incorporation or this Series B Certificate of Designations that would materially and adversely affect the relative rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Holder.

Section 11. Fractional Shares.

(a)    No fractional shares of Class A Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b)    In lieu of any fractional share of Class A Common Stock otherwise issuable in respect of any conversion pursuant to Section 7 hereof, the Company shall pay (concurrently with the issuance of the shares of Class A Common Stock) an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Class A Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.

(c)    If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 12. Reservation of Common Stock.

(a)    From the Issue Date through the Conversion Date, the Company shall at all times reserve and keep available out of its authorized and unissued Class A Common Stock or shares of Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Series B Certificate of Designations, such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Series B Preferred Stock will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 12, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Class A Common Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Class A Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Class A Common Stock delivered upon conversion of the Series B Preferred Stock or paid as a dividend pursuant to Section 7 shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 13. Certificated Shares; Replacement Certificates.

(a)    Shares of Series B Preferred Stock shall be evidenced by certificates, which shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)    Upon request of a holder of Series B Preferred Stock or Class A Common Stock subject to this Series B Certificate of Designations, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any

Series B Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Series B Certificate of Designations. Each Holder acknowledges that the Series B Preferred Stock issued pursuant to this Series B Certificate of Designations and the Class A Common Stock issuable upon conversion of such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series B Preferred Stock issued pursuant to this Series B Certificate of Designations or any Class A Common Stock issuable upon conversion of such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws. Each Series B Preferred Stock certificate shall be dated the date of its authentication.

(c)    The Company shall replace any mutilated Series B Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

(d)    Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, shares of Common Stock issued upon conversion of shares of Preferred Stock shall be in uncertificated, book entry form as permitted by the Bylaws of the Company and the Delaware General Corporation Law.

Section 14. Transfer Restrictions. Subject to the terms of this Series B Certificate of Designations, the Holders may transfer to any Person any portion of their Series B Preferred Stock issued pursuant to this Series B Certificate of Designations or any Class A Common Stock issued upon conversion of the Series B Preferred Stock issued pursuant to this Series B Certificate of Designations.

Section 15. Reorganization Event.

(a)    If there occurs:

(i)    any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which Class A Common Stock (but not the Series B Preferred Stock) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which Class A Common Stock (but not Series B Preferred Stock) are converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Class A Common Stock (but not the Series B Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event”), then, each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holder thereof, subject to Section 15(b), become convertible into the cash, securities and other property receivable in such Reorganization Event by a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party or the Company) of such number of shares of Class A Common Stock into which such share of Series B Preferred Stock is then convertible (such cash, securities and other property, the “Exchange Property”), with the provisions of Section 4 and Section 9 being correspondingly adjusted.

(b)    In the event that the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the Holders shall be entitled to receive shall be in the same form of consideration that have been elected by holders of a majority of outstanding shares of Class A Common Stock on or before the earlier of (i) the deadline for elections by holders of Class A Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(c)    The above provisions of Section 15(a) and Section 15(b) shall similarly apply to successive Reorganization Events.

(d)    The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property, and shall provide such other information related to the Reorganization Event as Holders may reasonably request. Failure to deliver such notice shall not affect the operation of this Section 15.

(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 15, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Preferred Stock into Exchange Property and, in the case of a Reorganization Event described in Section 15(a)(ii), an exchange of shares of Series B Preferred Stock for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series B Certificate of Designations.

Section 16. Miscellaneous.

(a)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 600 Bailey Avenue, Suite 200, Fort Worth, Texas 76107 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Class A Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Class A Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.

(c)    No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)    The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature page follows]

IN WITNESS WHEREOF, LONESTAR RESOURCES US INC. has caused this Series B Certificate of Designations to be signed by its authorized corporate officer this 15th day of June, 2017.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
Name: Frank D. Bracken, III
Title: Chief Executive Officer

[Signature Page to Series B Certificate of Designations]